[Letterhead of Law Offices of Dan Brecher]


                                                     December 20, 2000

Famous Fixins, Inc.
250 West 57th Street, Suite 1112
New York, New York 10107

Ladies and Gentlemen:

     We have acted as counsel to Famous Fixins, Inc., a New York corporation (the "Company"), in connection with the registration for resale of 126,382,152 shares of the Company's common stock, par value $.001 per share (the "Shares"), issuable upon (i) conversion of 4% convertible debentures with a principal amount $1,500,000 into 120,000,000 shares and conversion of 5% debentures with a principal amount of $38,975 into 3,118,000 shares stock (in the aggregate referred to as the "Conversion Shares"), (ii) exercise of outstanding warrants to purchase 3,189,152 shares ("Warrant Shares"), and (iii) the resale of 75,000 shares ("Restricted Shares"), pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933 on or about the date of this letter. We are informed that such Shares will be sold from time to time by the selling stockholders named in the Registration Statement (the "Selling Stockholders") in accordance with the procedures stated therein.

     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that, subject to shareholder approval authorizing an increase in the Company's authorized capital to the extent that the Company's authorized capital is insufficient to issue the Shares, in whole or in part: (i) when issued upon conversion of the convertible debentures, the Conversion Shares will be validly issued, fully paid and nonassessable; (ii) when issued and paid for upon exercise of warrants, in accordance with the terms and conditions of the warrants, the Warrant Shares will be validly issued, fully paid and nonassessable; and (iii) the Restricted Shares are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                           /s/ Law Offices of Dan Brecher
                           Law Offices of Dan Brecher